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                                                                    Exhibit 5.1


                                 March 29, 2001


Triton Network Systems, Inc.
8529 South Park Circle
Orlando, Florida 32819

      RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 29, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 2000 Nonstatutory Stock Option Plan (as to 1,500,000 shares) (the "Plan" and the "Shares" as appropriate). As legal counsel for Triton Network Systems, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

      It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation



                                          /s/ WILSON SONSINI GOODRICH & ROSATI